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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Energy Fuels Inc.

We consent to the incorporation by reference ofour audit report dated March 26, 2014, on the consolidated financial statements of Energy Fuels Inc., which comprise the consolidated statements of financial position as at December 31, 2013 and September 30, 2012, the consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the fifteen-month period ended December 31, 2013 and for the year ended September 30, 2012, and notes, comprising a summary of significant accounting policies and other explanatory information, in this Registration Statement on Form F-10.

We also consent to the incorporation by reference of our audit report dated December 20, 2012, on the consolidated financial statements of EnergyFuels Inc., which comprise the consolidated statements of financial position as at September 30,2012 and September 30, 2011, the consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for years ended September 30, 2012 and September 30, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information,in this Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
April 9, 2014
Toronto, Canada

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